Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No. 2 (File No. 333-278994) of our report dated April 15, 2024, related to the consolidated financial statements of Alternus Clean Energy, Inc. as of and for the year ended December 31, 2023, which appear in this Registration Statement. The report for Alternus Clean Energy, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

New York, New York

July 19, 2024